Exhibit 10.22
AMERISTAR CASINOS, INC.
RESTRICTED STOCK UNIT AGREEMENT

Name and Address of Award Holder:	Gordon R. Kanofsky
4273 Aleman Drive
Tarzana, California 91356

Date of Grant:	January 29, 2010

No. of RSUs:	60,500

Vesting Schedule:	100% on January 29, 2010
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Dear Gordy:
          This letter agreement (the “Agreement”) sets forth the terms and conditions applicable to the Restricted Stock Units (“RSUs”) which have been granted to you by Ameristar Casinos, Inc., a Nevada corporation (the “Company”), pursuant to its 2009 Stock Incentive Plan (the “Plan”). Your award is subject to the terms and conditions set forth in the Plan and this Agreement. Capitalized terms used in this Agreement and not defined shall have the respective meanings set forth in the Plan.
1. Grant of RSUs
          You have been granted 60,500 RSUs. Each RSU represents the right to receive one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) on the applicable settlement date for the RSU. You do not need to pay any purchase price to receive the RSUs granted to you by this Agreement.
2. Vesting of RSUs
          All of your RSUs are 100% vested as of the Date of Grant.
          Notwithstanding the vesting date, your RSUs will be forfeited upon the termination of your employment for “Cause” at any time prior to the earlier of (i) the settlement date of your RSUs or (ii) the occurrence of a Change in Control. For purposes of this paragraph, the terms “Cause” and “Change in Control” shall have the same meanings as such terms have in your Amended and Restated Executive Employment Agreement dated as of March 11, 2002 as amended from time to time (“Employment Agreement”).
3. Settlement of RSUs; Delivery of Shares
          Your RSUs will be settled on their settlement date as set forth in this Section 3. On the settlement date of your RSUs, the Company will deliver to you one share of Common Stock or, in the discretion of the Company, cash in an amount equal to the Fair Market Value (as defined in the Plan) of one share of Common Stock on the settlement date for each of your RSUs being so settled. The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture.
          The settlement date shall be the earliest to occur of the following (in each case within the meaning of Section 409A of the Code and published guidance thereunder (“Section 409A”) applied in the manner required to avoid the imposition of additional taxes under Section 409A):
     (i) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company;
     (ii) your separation from service with the Company;
     (iii) the date you become disabled;
     (iv) the date of your death; or

     (v) the fifth anniversary of the Date of Grant.
Notwithstanding the foregoing, if settlement is made by reason of your separation from service with the Company and you are a specified employee (within the meaning of Section 409A) of the Company on the date of your separation from service, then solely to the extent necessary to avoid the imposition of tax or penalty under Section 409A, the settlement shall be delayed until the earlier of your death or six months after your separation from service.
4. Parachute Tax Gross-Up
          If any amount paid or payable in connection with your RSUs will or would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company will pay you a Gross-Up Payment (as defined in your Employment Agreement) with respect to the Excise Tax imposed with respect to your RSUs. The provisions of your Employment Agreement with respect to determination of the Excise Tax and the correction of any overpayment or underpayment of the Gross-Up Payment shall apply to the Gross-Up Payment provided for in this Agreement. To the extent the provisions of the Change in Control Severance Plan would otherwise require a reduction in the amount payable under this Agreement, such reduction shall not be applied, and any amounts payable under this Agreement (including this Section 4) shall be disregarded in calculating amounts payable to you under the Change in Control Severance Plan. For the avoidance of doubt, if your Employment Agreement already provides for a Gross-Up Payment with respect to Excise Tax in connection with your RSUs, this Agreement is not intended to provide for duplication of such benefit.
5. Income Tax Withholding
          You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local tax withholding liability arising with respect to your RSUs at the time such liability arises. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company withhold from the shares of Common Stock deliverable upon settlement of your RSUs a number of shares of Common Stock (rounded to the nearest whole share) necessary to satisfy the minimum amount of your withholding obligation. If you fail to satisfy your withholding obligation in cash on or before the settlement date of your RSUs, the Company will withhold shares of Common Stock deliverable upon settlement of your RSUs toward satisfaction of your withholding obligation. In addition, to the extent permitted by applicable law, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
6. Other Provisions of RSUs
(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs prior to the time shares of Common Stock are delivered to you in settlement of the award.

(b)	Dividends. You will be entitled to receive dividend equivalents with respect to your RSUs prior to the time shares of Common Stock (or the Fair Market Value thereof in cash) are delivered to you in settlement of the award. Such dividend equivalents shall be paid in the same form and at the same time the corresponding dividends are paid to holders of Common Stock.
(c)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.

(d)	Death. In the event of your death after the vesting but prior to settlement of your RSUs, any shares of Common Stock (or cash) you are entitled to receive upon settlement of your RSUs will instead be delivered to your designated beneficiary or, if you have not designated a beneficiary, to the legal representative of your estate. Any designation of a beneficiary other than your spouse shall require spousal consent.
7. Adjustments to Your Award in Certain Events
          In the event of specified changes in the Company’s capital structure, the Committee is required to make appropriate adjustment in the number and kind of shares authorized by the Plan and the number and kind of shares covered by outstanding awards. This Agreement will continue to apply to your RSUs as so adjusted.
8. Regulatory Compliance
          The Company is not required to deliver Common Stock upon the settlement of RSUs if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received upon settlement of your RSUs.
9. Plan Terms
          In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern. All determinations and interpretations of the Plan and this Agreement made by the Committee shall be conclusive and binding on the parties hereto and their successors and assigns.

10. Method of Acceptance
          By accepting the RSUs, you shall be deemed to have agreed to and accepted all the terms and conditions of this Agreement and the Plan, without the necessity of your signing this Agreement. You acknowledge and agree that the acceptance of the RSUs constitutes satisfaction in full of any and all pre-existing understandings or commitments between the Company and you relating to your right to acquire equity securities of the Company.
     EXECUTED as of the Date of Grant.

AMERISTAR CASINOS, INC.
By:	/s/ Peter C. Walsh
Senior Vice President and General Counsel

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